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                                                                   EXHIBIT 3.100

                           ARTICLES OF INCORPORATION

                                       OF

                             THE TOPS'L GROUP, INC.

                                ARTICLE I - NAME

         The name of this corporation is The Tops'l Group, Inc.

                             ARTICLE II - DURATION

         This corporation shall exist perpetually, commencing on the date of filing.

                             ARTICLE III - PURPOSE

         This corporation is organized for the purpose of transacting any or all lawful business.

                           ARTICLE IV - CAPITAL STOCK

         This corporation is authorized to issue 500 shares of $1.00 par value common stock.

                         ARTICLE V - PREEMPTIVE RIGHTS

         Every shareholder, upon the sale for cash of any new stock of this corporation of the same kind, class or series as that which he already holds, shall have the tight to purchase his pro rata share thereof at the price at which it is offered to other.

                ARTICLE VI- INITIAL REGISTERED OFFICE AND AGENT

         The street address of the initial principal office of this corporation is 25 Walter Martin Road, NE, Fort Walton Beach, Florida 32548 and the name and address of the initial registered agent of this corporation is JAMES W. GRIMLY, 25 Waiter Martin Road NE, Fort Walton Beach, Florida 32548.


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                    ARTICLE VII- INITIAL BOARD OF DIRECTORS

         This corporation shall have one director initially. The number of directors may be either increased or diminished from time to time by the By-Laws. The name and address of the initial director of this corporation is:

James W. Grimsley
25 Walter Martin Road, NE
Ft. Walton Beach, FL 32548

                          ARTICLE VIII- INCORPORATORS

         The name and address of the person signing these articles is:

James W. Grimsley
25 Walter Martin Road, NE
Ft. Walton Beach, FL 32548

                              ARTICLE IX - BY-LAWS

         The power to adopt, alter, amend or repeal By-Laws shall be vested in the Board of Directors and the shareholders.

                           ARTICLE X SHARES OF STOCK

         Shares of capital stock of this corporation shall be issued initially to the following persons and in the amount set opposite their names:

                  James W. Grimsley - 500 shares

                          ARTICLE XI- INDEMNIFICATION

         The corporation shall indemnify any officer or director or any former officer or directors to the full extent permitted by law.

                             ARTICLE XII- AMENDMENT

         This corporation reserves the right to amend or repeal any provisions contained in these Articles of Incorporation.


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                           ARTICLE XIII - TAX ARTICLE

         It is the intention of this charter that the capital stock of this corporation will be subject to the provisions of Sections 1242 through 1244, inclusive, of the Internal Revenue Code.

         IN WITNESS WHEREOF, the undersigned subscriber has executed these Articles of Incorporation, this 7th day of April, 1997.

                                        /s/ James W. Grimsley  (Seal)
                                        ------------------------
                                        JAMES W. GRIMSLEY


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